Exhibit 4.1

THE SHARES UNDERLYING THIS CONVERTIBLE NOTE AND THE CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

CONVERTIBLE NOTE

$_____________	Original Issuance Date: ______ ___, 2018
Maturity Date: _____________, 2022

_____FOR VALUE RECEIVED, usell.com, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of ________________ or its assigns (the “Holder”) at ______________________________________, or at such other office as the Holder designates in writing to the Company, the principal sum of $_________ together with interest thereon computed at the annual rate of 5% calculated on a 360 day year. Principal shall be due and payable four years from the date of this Convertible Note (the “Maturity Date”) unless this Convertible Note (the “Note”) has been converted as provided below. While in default, this Note shall bear interest at the rate of 18% per annual or such maximum rate of interest allowable under the laws of the State of New York. All payments due under this Note shall rank senior to all future unsecured indebtedness of the Company and shall rank junior and be subordinate only to indebtedness due to Siena Lending Group LLC, or its assigns, which has a first lien on the assets of the Company (the “Principal Lender”) in an amount to not to exceed the principal amount of $7,000,000 (the “Senior Debt”). Until the Senior Debt has been paid in full, the Company may not pay (by voluntary, prepayment, setoff, redemption or otherwise) and the holder of this Note shall not accept any principal payment with respect to this Note and may only pay interest and the holder of this Note may only accept interest on this Note with the written consent of the Principal Lender. The foregoing shall not prevent or prohibit payments by the issuance of Common Stock (as such term is defined below). Any payments received in contravention of the terms of this Note shall be held in trust by the holder of this Note and the holder of this Note will promptly turn over any such payments to be applied to the Senior Debt. Until the Senior Debt is paid in full in cash, the holder of this Note shall not take any action or commence any proceeding of any kind against the Company or any of its subsidiaries to enforce the payment or performance of this Note other than actions or proceedings to enforce the conversion and adjustment provisions of Sections 1 and 2 hereof. In addition, notwithstanding anything herein to the contrary, the foregoing limitation on enforcement shall not include (i) any suit or action initiated or maintained by Holder within thirty (30) days of the expiration of, and solely to the extent such suit or action is necessary to prevent the running of, any applicable statute of limitations or similar permanent restriction on claims (provided, that, no money damages are received or retained in connection therewith), (ii) sending a default notice to the Company or (iii) the filing of any notice or voting any claim in a insolvency proceeding involving indebtedness evidenced by this Note.

1.	Conversion to Common Stock.

(a)            Conversion Upon Election of Holder. At any time following the date hereof, the Holder shall be entitled, upon written notice to the Company, to convert all or any part of the outstanding balance of this Note into a number of fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) in accordance with Section 1(c). A form of the Conversion Notice is attached as Exhibit I. In order to convert the Note in full, the Company must first receive the original Note or an affidavit of lost Note as set forth in Section 1(e). No fractional shares of Common Stock shall be issued upon any conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to the product of such fraction multiplied by the closing price of the Common Stock on the principal Trading Market at the Conversion Time. The Company shall, as soon as practicable after the Conversion Time, deliver to the Holder, cash in lieu of any fraction of a share.

(b)           Conversion Time. The “Conversion Time” shall mean with respect to a conversion by the Holder pursuant to Section 1(a), the date notice and either the original Note or affidavit of lost Note was provided by the Holder in accordance with this Note.

(c)            Conversion Formula. At the Conversion Time, the unpaid principal of this Note subject to conversion shall be convertible into the number of shares of Common Stock which results from dividing the outstanding principal being converted by the conversion price that is in effect at the time of conversion (the “Conversion Price”). The Conversion Price shall be subject to adjustment pursuant to Section 2 from time to time. Following each adjustment, such adjusted Conversion Price shall remain in effect until a further adjustment hereunder. The initial Conversion Price shall be $0.30.

(d)           Interest. Interest payments shall be paid quarterly within five Trading Days after the end of each calendar quarter (an “Interest Payment Date”) beginning on December 31, 2018, at the option of the Company in cash or issuance of shares of Common Stock. Any payment of interest in cash is subject to the written agreement of the Principal Lender. Interest shall be paid in the form of Common Stock if the following conditions (the “Equity Conditions”) are met, unless the Holder waives such conditions: (i) there shall be no Event of Default under this Note, (ii) the Company’s Common Stock must be DWAC eligible and not subject to any “chill” or other restriction issued or imposed by the Depository Trust Company, and (iii) the Company must be current on all of its SEC filings, including pursuant to any extension requests. For clarity, the Holder’s waiver of the condition set forth in the foregoing clause (i) shall not be deemed a waiver of any such Event of Default. Shares of Common Stock delivered in payment of interest will be valued at the average closing price of the Common Stock for the 15 Trading Days prior to the end of the applicable calendar quarter (“Interest Share Value”). If the Equity Conditions are not met, the interest shall accrue and be paid on the first Interest Payment Date that the Equity Conditions have been met. In such event, the number of shares of Common Stock that are due from the calendar quarter(s) of which the Equity Conditions were not met shall be based on the lowest Interest Share Value at the end of each calendar quarter during which the Company fails to meet the Equity Conditions (including the Interest Share Value when the Equity Conditions are first met). Regardless if the Equity Conditions have been met at the time of the Maturity Date, all accrued interest shall be paid in cash with the principal. “DWAC” shall mean the Deposit or Withdrawal at Custodian system at The Depository Trust Company. Notwithstanding anything to the contrary, the Interest Share Value shall not exceed $0.30.

(e)            Mechanics of Conversion. Before the Holder shall be entitled to convert this Note into shares of Common Stock in connection with a conversion pursuant to Section 1(a), the Holder shall surrender this Note (or, if the Holder alleges that this Note has been lost, stolen or destroyed, a lost affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such original promissory note), at the office of the Company together with written notice that the Holder elects to convert all or any portion of this Note and, if applicable, any event on which such conversion is contingent. The notice shall state the Holder’s name or the names of the nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, this Note shall be endorsed or accompanied by an investment letter in customary form and a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Holder or his, her or its attorney duly authorized in writing. If the Company fails for any reason to deliver to the Holder such certificate or certificates within five Trading Days of the Conversion Time (“Share Delivery Date”), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock (based on the Volume Weighted Average Price of the Common Stock on the date of such Conversion Time), $10 per Trading Day (increasing to $20 per Trading Day beginning five Trading Days after such damages have begun to accrue) for each Trading Day after the Conversion Time until such certificates are delivered or the Holder rescinds such conversion.

(f)            New Promissory Note. In the event less than all of the remaining balance of this Note is converted, the Company shall promptly issue to the Holder a similar promissory note representing the outstanding balance of this Note.

(g)           Prepayment. The Company shall be entitled to prepay this Note only upon fifteen (15) days’ prior written notice to the Holder. For the avoidance of doubt, the Holder shall be entitled to convert this Note in accordance with Section 1(a) at any time following its receipt of a prepayment notice until the date of receipt of prepayment of the Note in full.

2.	Adjustments.

(a)            Adjustment Upon Common Stock Event. At any time or from time to time after the date hereof (the “Original Issue Date”), upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by dividing the Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)           Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the Holder shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which the Holder would have received had this Note been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 2 with respect to the rights of the Holder or with respect to such other securities by their terms.

(c)            Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of this Note is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or, reorganization, merger, or consolidation provided for elsewhere in this Section 2), then in any such event, but subject to Section 1, the Holder shall have the right thereafter to convert this Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)         Reorganizations, Mergers and Consolidations. If at any time or from time-to-time after the Original Issue Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2) or a merger or consolidation of the Company with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the Holder thereafter shall be entitled to receive, upon conversion of this Note, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the Holder after the reorganization, merger or consolidation to the end that the provisions of this Section 2 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of this Note) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 2 shall similarly apply to successive reorganizations, mergers and consolidations.

3.	Event of Default.

(a)           For purposes of this Note, an “Event of Default” means:

(i)          the Company shall default in the payment of principal on this Note;

(ii)         the Company fails to deliver the shares issuable upon conversion of this Note in accordance with the provisions of Section 1(e);

(iii)        the Company shall fail to materially perform any covenant, term, provision, condition, agreement or obligation of the Company under this Note (other than for non- payment or failure to deliver conversion shares) and such failure shall continue uncured for a period of 15 Trading Days after notice from the Holder of such failure (or if such breach is not capable of being cured within such 15 Trading day period but the Company commences to cure and diligently and continuously acts to cure such breach, such longer period as may be necessary to cure such breach);

(iv)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Company or any of their debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of any of its assets, and, in any such case, such proceeding or petition shall not be dismissed within 30 days;

(v)         the Company shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 3(a)(iii), (C) apply for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for the Company or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

4.	Miscellaneous

(a)            Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(b)           Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(c)           Waiver and Amendment. Any provision of this Note may be amended, waived or modified only by an instrument in writing signed by the party against which enforcement of the same is sought.

(d)           Notices. All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery as follows:

(i)	If to the Holder, to:	__________________________
__________________________
__________________________
Attention: _________________
Email: __________________

(ii)	If to the Company:	usell.com, Inc. 18 West 18th Street New York, NY 10011 Attention: Nikhil Raman Email: Nik@usell.com or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from, the date of transmission.

(e)           Expenses; Attorneys’ Fees. If an action is instituted to enforce or collect this Note, the prevailing party shall pay all reasonable costs and expenses.

(f)            Successors and Assigns. Upon any endorsement, assignment, or other transfer of this Note by the Holder or by operation of law, the term “Holder,” as used herein, shall mean such endorsee, assignee, or other transferee or successor to the Holder, then becoming the holder of this Note. This Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the undersigned and their successors and assigns. The term “Company” as used herein, shall include the respective successors and assigns of the Company and any other obligor.

(g)           Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(h)           Exclusive Jurisdiction; Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. The Company and the Holder agree that all legal proceedings concerning the interpretation, or enforcement of this Note shall only be commenced in the state and federal courts sitting in New York County, New York (the “New York Courts”). The Company and the Holder each irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby. The Company and the Holder irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Company and the Holder each irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and the Holder each irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first indicated above.

By:
Nikhil Raman, Chief Executive Officer

EXHIBIT I

uSell.com, Inc.
Conversion Notice

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by uSell.com, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert all or part of the Note indicated below into shares of Common Stock of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:
Amount of Principal to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

 ☐

   ☐       Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Date: ___________________, _________

Name of Registered Holder

By:

Name: Title:

Tax ID:

Facsimile:

Email Address:

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